Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Announces New Board Member

Gregory W. Beasley Joins Board of Directors

Saint Paul, Minn. — (November 3, 2010) — Angeion Corporation (NASDAQ: ANGN) today announced Gregory W. Beasley has been appointed to its Board of Directors, effective November 1, 2010.

Mr. Beasley is the managing partner of G. Woodrow and Company, a San Francisco based consulting firm that provides innovative marketing, business development, and business process design services for startups and global firms.  Prior to founding G. Woodrow and Company, Mr. Beasley served from 1998 to 2001 as Vice President of Business Development and International Accounts for Vicinity Corporation, an internet local search company.

Before joining Vicinity, Mr. Beasley ran the Consumer Division of Worlds.com, and prior to that he co-founded and operated Software Care Limited, a London–based healthcare software company providing innovative medical enterprise software products.

“Greg’s background in medical, consumer, and software products, as well as his extensive experience as a consultant in a wide range of industries makes him uniquely qualified to contribute to both of Angeion’s MedGraphics and New Leaf Health and Fitness product lines.  We are very pleased to have Greg as a member of our Board of Directors,” said Mark Sheffert, Chairman of the Board.

“Angeion’s products have an important role in keeping the world healthy”, said Beasley.  “I am eager to work with the new board and executive team to maximize Angeion’s potential.”

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names.  These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

Contacts:	Mark W. Sheffert, Chairman of the Board, (612) 436-2818 Rodney A. Young, President and Chief Executive Officer, (651) 484-4874

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